Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
Goodyear Announces Exchange Offer and
Related Consent Solicitation
     AKRON, Ohio, February 2, 2010 — The Goodyear Tire & Rubber Company today commenced an offer to exchange any and all of its $650 million in aggregate principal amount of 7.857% notes due in 2011 (“old notes”) for a new series of 8.75% notes due in 2020 (“new notes”).
     Concurrent with the exchange offer, Goodyear is soliciting consents from the holders of the old notes to amend the terms of the indenture that governs the old notes. The proposed amendments, if adopted, would delete many of the restrictive covenants and certain events of default in the indenture governing the old notes. Holders may not deliver consents to the proposed amendments without tendering their old notes, and holders may not tender their old notes without delivering consents to the proposed amendments. The exchange offer is not conditioned on Goodyear’s receipt of the consents necessary to effect the proposed amendments.
     For each $1,000 principal amount of old notes validly tendered and accepted for exchange, and for which related consents are delivered, holders will receive $1,080 in principal amount of new notes, as well as a cash payment equal to the accrued and unpaid interest on their old notes from the last applicable interest payment date up to but excluding the date on which the exchange of old notes accepted for exchange is settled. The new notes will be senior unsecured obligations of Goodyear and will be guaranteed on a senior unsecured basis by certain of Goodyear’s subsidiaries. The old notes are not guaranteed by any Goodyear subsidiaries.
     Goodyear is conducting the exchange offer and consent solicitation in order to effectively extend the maturity date of a portion of its indebtedness coming due in 2011.
     The exchange offer and consent solicitation will expire at 11:59 p.m. on March 2, 2010, unless extended or earlier terminated by the company. Tendered notes may be withdrawn at any time prior to the expiration date.
     The completion of the exchange offer and consent solicitation is subject to certain conditions described in the related preliminary prospectus, including the effectiveness of the registration statement on Form S-4 relating to the exchange offer, which has been filed with the SEC but has not yet become effective, and the requirement that Goodyear receive valid tenders, not validly withdrawn, of at least $260 million in aggregate principal amount of old notes.

(more)
     Holders of our old notes are urged to read the preliminary prospectus and the other materials related to the exchange offer and consent solicitation because they contain important information. Copies of the registration statement, preliminary prospectus and other related materials may be obtained at no charge from Global Bondholder Services Corporation, the information agent for the exchange offer and consent solicitation, at 866-924-2200 or from the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
     Citi is acting as dealer manager and solicitation agent for the exchange offer and consent solicitation. Global Bondholder Services is acting as information agent and exchange agent for the exchange offer and consent solicitation. Information concerning tender or consent procedures may be obtained by contacting Global Bondholder Services at 866-924-2200. Information concerning the terms of the exchange offer and consent solicitation may be obtained by contacting Citi at 212-723-6106, attention Liability Management Group.
     Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in 57 facilities in 24 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.